UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 16)



                             Winn-Dixie Stores, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   974280 10 9
           -----------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      / / Rule 13d-1(b)

      / /  Rule 13d-1(c)

      /X/ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                               Page 1 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------


=======================================================================================================
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      D.D.I., Inc.
-------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                   (a) /X/
                                                                                            (b) / /
-------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
-------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Florida - United States
-------------------------------------------------------------------------------------------------------
   NUMBER OF     5   SOLE VOTING POWER

    SHARES           40,787,332
                     ----------------------------------------------------------------------------------
 BENEFICIALLY    6   SHARED VOTING POWER

   OWNED BY          -0-
                     ----------------------------------------------------------------------------------
     EACH        7   SOLE DISPOSITIVE POWER

   REPORTING         40,787,332
                     ----------------------------------------------------------------------------------
    PERSON       8   SHARED DISPOSITIVE POWER

     WITH            -0-
-------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      40,787,332
-------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)   / /

      None Excluded
-------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      28.8%
-------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
=======================================================================================================


                               Page 2 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------


   Item 1(a).    Name of Issuer:

                 Winn-Dixie Stores, Inc.


   Item 1(b).    Address of Issuer's Principal Executive Offices:

                 5050 Edgewood Ct., Jacksonville, FL 32254-3699


   Item 2(a).    Name of Person Filing:

                 D.D.I., Inc.


   Item 2(b).    Address of Principal Business Office or, if none, Residence:

                 4310 Pablo Oaks Court, Jacksonville, FL 32224


   Item 2(c).    Citizenship:

                 Florida - United States


   Item 2(d).    Title of Class of Securities:

                 Common Stock


   Item 2(e).    CUSIP Number:

                 974280 10 9


   Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                 N/A


   Item 4.       Ownership

                 The following ownership information is provided as of December 31, 2003. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

                 (a) Amount Beneficially Owned: 40,787,332

                 (b) Percent of Class: 28.8%


                               Page 3 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------


                 (c) Number of shares as to which such person has:

                     (i)   sole power to vote or to direct the vote:

                           40,787,332

                     (ii)  shared power to vote or to direct the vote:

                           -0-

                     (iii) sole power to dispose or to direct the disposition
                           of:

                           40,787,332

                     (iv) shared power to dispose or to direct the disposition of:

                           -0-


   Item 5.       Ownership of Five Percent or Less of a Class.

                 N/A


   Item 6.       Ownership of More than Five Percent on Behalf of Another
                 Person.

                 N/A


   Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 N/A


   Item 8.       Identification and Classification of Members of the Group.

                 See Exhibit I for the identity of the group members filing this schedule.


   Item 9.       Notice of Dissolution of Group.

                 N/A


   Item 10.      Certification.

                 N/A


                               Page 4 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



__February 10, 2004_______________
Date


By:___/s/ H. J. Skelton______________
[Signature]

D.D.I., Inc.
H. J. Skelton, President_____________
[Name/Title]


                               Page 5 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------


=======================================================================================================
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Davis Family Special Trust 2004
-------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                   (a) /X/
                                                                                            (b) / /
-------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
-------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Florida - United States
-------------------------------------------------------------------------------------------------------
   NUMBER OF     5   SOLE VOTING POWER

    SHARES           52,653,666
                 --------------------------------------------------------------------------------------
 BENEFICIALLY    6   SHARED VOTING POWER

   OWNED BY          -0-
                 --------------------------------------------------------------------------------------
     EACH        7   SOLE DISPOSITIVE POWER

   REPORTING         52,653,666
                 --------------------------------------------------------------------------------------
    PERSON       8   SHARED DISPOSITIVE POWER

     WITH            -0-
-------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      52,653,666
-------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)   / /

      None Excluded
-------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      37.1%
-------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
=======================================================================================================

                               Page 6 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------


   Item 1(a).    Name of Issuer:

                 Winn-Dixie Stores, Inc.


   Item 1(b).    Address of Issuer's Principal Executive Offices:

                 5050 Edgewood Ct., Jacksonville, FL 32254-3699


   Item 2(a).    Name of Person Filing:

                 Davis Family Special Trust 2004


   Item 2(b).    Address of Principal Business Office or, if none, Residence:

                 4310 Pablo Oaks Court, Jacksonville, FL 32224


   Item 2(c).    Citizenship:

                 Florida - United States


   Item 2(d).    Title of Class of Securities:

                 Common Stock


   Item 2(e).    CUSIP Number:

                 974280 10 9


   Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                 N/A


   Item 4.       Ownership

                 The following ownership information is provided as of December 31, 2003. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                 (a) Amount Beneficially Owned: 52,653,666

                 (b) Percent of Class: 37.1%


                               Page 7 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------


                 (c) Number of shares as to which such person has:

                     (i)   sole power to vote or to direct the vote:

                           52,653,666

                     (ii)  shared power to vote or to direct the vote:

                           -0-

                     (iii) sole power to dispose or to direct the disposition
                           of:

                           52,653,666

                     (iv) shared power to dispose or to direct the disposition of:

                           -0-


   Item 5.       Ownership of Five Percent or Less of a Class.

                 N/A


   Item 6.       Ownership of More than Five Percent on Behalf of Another
                 Person.

                 N/A


   Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 N/A


   Item 8.       Identification and Classification of Members of the Group.

                 See Exhibit I for the identity of the group members filing this schedule.


   Item 9.       Notice of Dissolution of Group.

                 N/A


   Item 10.      Certification.

                 N/A


                               Page 8 of 28 Pages

---------------------------
CUSIP No. 974280 10 9
---------------------------


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

__February 10, 2004________________
Date


By:___/s/ Scott A. Oko ____________
[Signature]

Davis Family Special Trust 2004
Scott A. Oko, Trustee ______________
[Name/Title]


                               Page 9 of 28 Pages

---------------------------
CUSIP No. 974280 10 9
---------------------------


=======================================================================================================
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Scott A. Oko
-------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                   (a) /X/
                                                                                            (b) / /
-------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
-------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Florida - United States
-------------------------------------------------------------------------------------------------------
   NUMBER OF     5   SOLE VOTING POWER

    SHARES           52,653,666
                 --------------------------------------------------------------------------------------
 BENEFICIALLY    6   SHARED VOTING POWER

   OWNED BY          -0-
                 --------------------------------------------------------------------------------------
     EACH        7   SOLE DISPOSITIVE POWER

   REPORTING         52,653,666
                 --------------------------------------------------------------------------------------
    PERSON       8   SHARED DISPOSITIVE POWER

     WITH            -0-
-------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      52,653,666
-------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)   / /

      None Excluded
-------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      37.1%
-------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
=======================================================================================================

                               Page 10 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------


   Item 1(a).    Name of Issuer:

                 Winn-Dixie Stores, Inc.


   Item 1(b).    Address of Issuer's Principal Executive Offices:

                 5050 Edgewood Ct., Jacksonville, FL 32254-3699


   Item 2(a).    Name of Person Filing:

                 Scott A. Oko


   Item 2(b).    Address of Principal Business Office or, if none, Residence:

                 4310 Pablo Oaks Court, Jacksonville, FL 32224


   Item 2(c).    Citizenship:

                 Florida - United States


   Item 2(d).    Title of Class of Securities:

                 Common Stock


   Item 2(e).    CUSIP Number:

                 974280 10 9


   Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                 N/A


   Item 4.       Ownership

                 The following ownership information is provided as of December 31, 2003. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13d-3.

                 (a) Amount Beneficially Owned: 52,653,666

                 (b) Percent of Class: 37.1%


                               Page 11 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------


                 (c) Number of shares as to which such person has:

                     (i)   sole power to vote or to direct the vote:

                           52,653,666

                     (ii)  shared power to vote or to direct the vote:

                           -0-

                     (iii) sole power to dispose or to direct the disposition
                           of:

                           52,653,666

                     (iv) shared power to dispose or to direct the disposition of:

                           -0-


   Item 5.       Ownership of Five Percent or Less of a Class.

                 N/A


   Item 6.       Ownership of More than Five Percent on Behalf of Another
                 Person.

                 N/A


   Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 N/A


   Item 8.       Identification and Classification of Members of the Group.

                 See Exhibit I for the identity of the group members filing this schedule.


   Item 9.       Notice of Dissolution of Group.

                 N/A


   Item 10.      Certification.

                 N/A

                               Page 12 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



__February 10, 2004________________
Date


___/s/ Scott A. Oko_________________
[Signature]


Scott A. Oko_______________________
[Name/Title]


                               Page 13 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------


=======================================================================================================
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      T. Wayne Davis
-------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                   (a) /X/
                                                                                            (b) / /

-------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
-------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Florida - United States
-------------------------------------------------------------------------------------------------------
   NUMBER OF     5   SOLE VOTING POWER

    SHARES           239,273
                 --------------------------------------------------------------------------------------
 BENEFICIALLY    6   SHARED VOTING POWER

   OWNED BY          40,814,316
                 --------------------------------------------------------------------------------------
     EACH        7   SOLE DISPOSITIVE POWER

   REPORTING         239,273
                 --------------------------------------------------------------------------------------
    PERSON       8   SHARED DISPOSITIVE POWER

     WITH            40,814,316
-------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      41,053,589
-------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)   / /

      None Excluded
-------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      29.0%
-------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
=======================================================================================================


                               Page 14 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------


   Item 1(a).    Name of Issuer:

                 Winn-Dixie Stores, Inc.


   Item 1(b).    Address of Issuer's Principal Executive Offices:

                 5050 Edgewood Ct., Jacksonville, FL 32254-3699


   Item 2(a).    Name of Person Filing:

                 T. Wayne Davis


   Item 2(b).    Address of Principal Business Office or, if none, Residence:

                 1910 San Marco Blvd., Jacksonville, FL 32207


   Item 2(c).    Citizenship:

                 Florida - United States


   Item 2(d).    Title of Class of Securities:

                 Common Stock


   Item 2(e).    CUSIP Number:

                 974280 10 9


   Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                 N/A


   Item 4.       Ownership

                 The following ownership information is provided as of December 31, 2003. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note
                 (A) to Exhibit I hereto.

                 (a) Amount Beneficially Owned: 41,053,589

                 (b) Percent of Class: 29.0%


                               Page 15 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------


                 (c) Number of shares as to which such person has:

                     (i)   sole power to vote or to direct the vote:

                           239,273

                     (ii)  shared power to vote or to direct the vote:

                           40,814,316

                     (iii) sole power to dispose or to direct the disposition
                           of:

                           239,273

                     (iv) shared power to dispose or to direct the disposition of:

                           40,814,316


   Item 5.       Ownership of Five Percent or Less of a Class.

                 N/A


   Item 6.       Ownership of More than Five Percent on Behalf of Another
                 Person.


                 N/A


   Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 N/A


   Item 8.       Identification and Classification of Members of the Group.

                 See Exhibit I for the identity of the group members filing this schedule.


   Item 9.       Notice of Dissolution of Group.

                 N/A


   Item 10.      Certification.

                 N/A


                               Page 16 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


__February 10, 2004________________
Date


By:____/s/ H. J. Skelton_____________
[Signature]

T. Wayne Davis, Director
By: H. J. Skelton, Attorney-in-Fact___
[Name/Title]


                               Page 17 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------

=======================================================================================================
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      A. Dano Davis
-------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                  (a)  /X/
                                                                                           (b)  / /
-------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
-------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Florida - United States
-------------------------------------------------------------------------------------------------------
   NUMBER OF     5   SOLE VOTING POWER

    SHARES           4,980,930
                 --------------------------------------------------------------------------------------
 BENEFICIALLY    6   SHARED VOTING POWER

   OWNED BY          42,811,218
                 --------------------------------------------------------------------------------------
     EACH        7   SOLE DISPOSITIVE POWER

   REPORTING         4,980,930
                 --------------------------------------------------------------------------------------
    PERSON       8   SHARED DISPOSITIVE POWER

     WITH            42,811,218
-------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      47,792,148
-------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)   / /

      None Excluded
-------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      33.7%
-------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
=======================================================================================================

                               Page 18 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------


   Item 1(a).    Name of Issuer:

                 Winn-Dixie Stores, Inc.


   Item 1(b).    Address of Issuer's Principal Executive Offices:

                 5050 Edgewood Ct., Jacksonville, FL 32254-3699


   Item 2(a).    Name of Person Filing:

                 A. Dano Davis


   Item 2(b).    Address of Principal Business Office or, if none, Residence:

                 4310 Pablo Oaks Court, Jacksonville, FL 32224


   Item 2(c).    Citizenship:

                 Florida - United States


   Item 2(d).    Title of Class of Securities:

                 Common Stock


   Item 2(e).    CUSIP Number:

                 974280 10 9


   Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                 N/A


   Item 4.       Ownership

                 The following ownership information is provided as of December 31, 2003. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note
                 (A) to Exhibit I hereto.

                 (a) Amount Beneficially Owned: 47,792,148

                 (b) Percent of Class: 33.7%


                               Page 19 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------


                 (c) Number of shares as to which such person has:

                     (i)   sole power to vote or to direct the vote:

                           4,980,930

                     (ii) shared power to vote or to direct the vote:

                           42,811,218

                     (iii) sole power to dispose or to direct the disposition
                           of:

                           4,980,930

                     (iv) shared power to dispose or to direct the disposition of:

                           42,811,218


   Item 5.       Ownership of Five Percent or Less of a Class.

                 N/A


   Item 6.       Ownership of More than Five Percent on Behalf of Another
                 Person.

                 N/A


   Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 N/A


   Item 8.       Identification and Classification of Members of the Group.

                 See Exhibit I for the identity of the group members filing this schedule.


   Item 9.       Notice of Dissolution of Group.

                 N/A


   Item 10.      Certification.

                 N/A


                               Page 20 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



__February 10, 2004________________
Date


By:____/s/ H. J. Skelton_____________
[Signature]

A. Dano Davis, Director
By: H. J. Skelton, Attorney-in-Fact___
[Name/Title]


                               Page 21 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------

=======================================================================================================
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Charles P. Stephens
-------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                   (a) /X/
                                                                                            (b) / /
-------------------------------------------------------------------------------------------------------
  3   SEC USE ONLY
-------------------------------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Georgia - United States

-------------------------------------------------------------------------------------------------------
   NUMBER OF     5   SOLE VOTING POWER

    SHARES           215,948
                 --------------------------------------------------------------------------------------
 BENEFICIALLY    6   SHARED VOTING POWER

   OWNED BY          41,580,841
                 --------------------------------------------------------------------------------------
     EACH        7   SOLE DISPOSITIVE POWER

   REPORTING         215,948
                 --------------------------------------------------------------------------------------
    PERSON       8   SHARED DISPOSITIVE POWER

     WITH            41,580,841
-------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      41,796,789
-------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)   / /

      None Excluded
-------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      29.5%
-------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
=======================================================================================================


                               Page 22 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------


   Item 1(a).    Name of Issuer:

                 Winn-Dixie Stores, Inc.


   Item 1(b).    Address of Issuer's Principal Executive Offices:

                 5050 Edgewood Ct., Jacksonville, FL 32254-3699


   Item 2(a).    Name of Person Filing:

                 Charles P. Stephens


   Item 2(b).    Address of Principal Business Office or, if none, Residence:
                 P O Box 2100, Peachtree City, GA 30269


   Item 2(c).    Citizenship:

                 Georgia - United States


   Item 2(d).    Title of Class of Securities:

                 Common Stock


   Item 2(e).    CUSIP Number:

                 974280 10 9


   Item 3.       If this statement is filed pursuant to Rules
                 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                 N/A


   Item 4.       Ownership

                 The following ownership information is provided as of December 31, 2003. The reporting person has the right to acquire additional shares as such right is defined in Rule 13d-3. Such shares are included in this Item 4 and are disclosed in Note (A) to
                 Exhibit I hereto.

                 (a) Amount Beneficially Owned: 41,796,789
                 (b) Percent of Class: 29.5%


                               Page 23 of 28 Pages

---------------------------
CUSIP No. 974280 10 9
---------------------------


                 (c) Number of shares as to which such person has:

                     (i)   sole power to vote or to direct the vote:

                           215,948

                     (ii)  shared power to vote or to direct the vote:

                           41,580,841

                     (iii) sole power to dispose or to direct the disposition
                           of:

                           215,948

                     (iv) shared power to dispose or to direct the disposition of:

                           41,580,841


   Item 5.       Ownership of Five Percent or Less of a Class.

                 N/A


   Item 6.       Ownership of More than Five Percent on Behalf of Another
                 Person.

                 N/A


   Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 N/A


   Item 8.       Identification and Classification of Members of the Group.

                 See Exhibit I for the identity of the group members filing this schedule.


   Item 9.       Notice of Dissolution of Group.

                 N/A


   Item 10.      Certification.

                 N/A


                               Page 24 of 28 Pages

------------------------------
CUSIP No. 974280 10 9
------------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

__February 10, 2004________________
Date


By:____/s/ H. J. Skelton_____________
             [Signature]

Charles P. Stephens, Director
By:  H. J. Skelton, Attorney-in-Fact___
[Name/Title]


                               Page 25 of 28 Pages

                                                                       Exhibit I

                                           OWNERS OF 5% OR MORE OF OUTSTANDING SHARES
                                                      DECEMBER 31, 2003

                                                             SOLE VOTING AND DISPOSITIVE POWER
                                         -----------------------------------------------------------------------



                                             T.                                                                      SHARED VOTING
                                           WAYNE       A. DANO       CHARLES P.   DFS TRUST 2004    Other Family          AND
                         Total No. of      DAVIS        DAVIS        STEPHENS       SAO (***)      Members Owning     DISPOSITIVE
     OWNER (**)             Shares        ("TWD")      ("DANO")       ("CPS")       ("DFS") (A)     Less than 5%         POWER
     ----------             ------        -------      --------       -------       -----------     ------------         -----
DFS TRUST 2004          52,653,666 (A)           -             -             -       52,653,666                -               -
ADFAM PARTNERS, LTD.         7,850 (B)           -             -             -                -                -           7,850
AKD-SDS PARTNERS I, LTD.   248,557 (C)           -             -             -                -          248,557               -
AKD-KDO PARTNERS I, LTD.   248,556 (C)           -             -             -                -          248,556               -
AKD-CDC PARTNERS I, LTD.   248,557 (C)           -             -             -                -          248,557               -
VD - WD CHARITIES, INC.      2,984 (D)           -             -             -                -                -           2,984
KIT'S SUNRISE
  INVEST., L.L.C.           98,806 (E)           -             -             -                -                -          98,806
FLODOT, L.L.C.              30,000 (E)           -             -             -                -                -          30,000
JED - WD CHARITIES, INC.    12,572 (F)           -             -             -                -                -          12,572
JED FAMILY TRUSTS          275,588 (G)           -         3,000             -                -          138,110         134,478
DANO FAMILY AND
  TRUST                    215,604 (H)           -       100,124             -                -                -         115,480
ADFAM CHARITIES, INC.          600 (I)           -             -             -                -                -             600
ADD FAMILY AND
  TRUSTS                   864,090 (J)           -             -             -                -          864,090               -
MAD FAMILY TRUSTS           48,453 (K)           -             -             -                -                -          48,453
CPS FAMILY                 991,009 (L)           -             -       172,509                -           27,975         790,525
TWD - WD CHARITIES, INC.    24,000 (M)           -             -             -                -                -          24,000
TWD - RETIREMENT PLANS       1,400           1,400             -             -                -                -               -
OTHER FAM AND TRS OF TWD    27,707 (N)           -             -             -                -           27,707               -
TWD FAMILY                 107,970 (O)     107,970             -             -                -                -               -

                            56,107,969     109,370       103,124       172,509       52,653,666        1,803,552       1,265,748
                            ==========     =======       =======       =======       ==========        =========       =========
Percent of Class                 39.6%        0.1%          0.1%          0.1%            37.1%             1.3%            0.9%

(**) References to ADD and JED pertain to A. Darius Davis and James E. Davis, respectively. ADD, JED, Tine W. Davis ("Tine") and M. Austin Davis ("MAD"), all of which were brothers and the founders of the issuer, are deceased. DANO, TWD and CPS are the son of JED, son of Tine, and son-in-law of MAD, respectively.

(***) References to SAO pertain to Scott A. Oko, trustee of DFS Trust 2004.


                              Page 26 of 28 Pages

(A) A trust, formed on December 12, 2003, to which certain shareholders of the issuer, DDI, Inc. and Estuary Corporation ("Estuary") (collectively, the "Grantors") contributed their shares of such corporations' stock in exchange for separate shares of beneficial interest in the trust. As a result of such contributions of securities by the Grantors, the trust has beneficial interest in 37.1% of the issuer's common stock. Such shares of beneficial interest in the trust were held directly on December 31, 2003. On January 2, 2004, the trust was terminated and the following shares of the issuer's common stock were distributed to Grantors for which the following reporting persons have sole or shared voting and dispositive powers.

                                              Voting and
                                          Dispositive Powers
                                --------------------------------------
               Reporting
                 Person              Sole                   Shared
              ------------      --------------------------------------
                 TWD                129,903
                 DANO             4,877,806                1,758,372
                 CPS                 43,439
                 DDI             40,787,332 (*)
                               -------------             ------------
                                 45,838,480                1,758,372
                               =============             ============

     (*) Also shared by TWD, DANO and CPS.

(B) Limited partnership of which all its limited partners are either an ADD family member, trusts FBO ADD family members, or a limited liability company of which its members are individual ADD family members or trusts FBO ADD family members. A corporation, owned 50% by an ADD family member and 50% by a trust FBO an ADD family member, is the general partner.

(C) Limited partnership of which its limited partners are trusts FBO MAD family members and the general partner is a corporation, controlled by a non-family member, which is wholly owned by a trust FBO a MAD family member.

(D)  Private charitable foundation of which TWD, DANO and CPS are directors.

(E) Limited Liability Corporation controlled by DANO's sister and her five children.

(F) Private charitable foundation of which DANO, his sister and his mother are directors and DANO is an officer.

(G) Trusts of which DANO and/or his sister are co-trustees or sole trustee, and his mother and his sister's children are the beneficiaries.

(H) DANO, individually, and trusts FBO DANO or his sons of which DANO is sole trustee or co-trustee.

(I)  Private charitable foundation of which ADD family members are directors.

(J)  ADD family members, individually, and trusts FBO ADD family members.

(K)  Trusts FBO MAD family members.

(L) CPS, his wife, and his son, each individually, and irrevocable trusts of which CPS is co-trustee with his wife and his wife and children are beneficiaries.

(M)  Private charitable foundation of which TWD is a director.

(N) A trust FBO TWD's nephew, TWD's sister as custodian for her grandchild and trusts FBO TWD's sister's grandchildren.

(O) TWD, individually and as custodian for his grandchildren, a revocable trust of which TWD is sole trustee and beneficiary and irrevocable trusts FBO TWD's daughters of which TWD is sole trustee.


                              Page 28 of 28 Pages